UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2014

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2014, Joshua Claman resigned from his position with ReachLocal, Inc. to pursue other opportunities. Mr. Claman joined ReachLocal as Chief Revenue Officer in August 2012 and was most recently the company’s President. With Mr. Claman’s departure, ReachLocal has consolidated its global organizational structure under its Chief Executive Officer, Sharon Rowlands, to ensure focus on operational priorities that are designed to position the company for future growth and profitability.

Also on May 30, 2014, ReachLocal entered into a separation agreement with Mr. Claman consistent with ReachLocal’s Change in Control and Severance Policy for Senior Management, pursuant to which Mr. Claman will receive the following benefits: (i) continuation payments of his base salary for 6 months for a total of $220,000, (ii) six months of continued health benefits, and (iii) immediate acceleration of all unvested equity awards that would have vested during the six-month period following May 30, 2014, except for the performance-vesting restricted stock award granted to Mr. Claman in August 2012 which Mr. Claman forfeited. Mr. Claman’s employment letter with ReachLocal terminated as of May 30, 2014, except to the extent otherwise expressly provided therein.

The foregoing is not a complete description of the terms and conditions of the separation agreement and is qualified in its entirety by reference to the separation agreement, a copy of which will be filed as an exhibit to ReachLocal’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2014	REACHLOCAL, INC.

	By:	/s/ Ross G. Landsbaum
	Name:	Ross G. Landsbaum
	Title:	Chief Financial Officer